Exhibit 99.5

Attachment to Form 4

JOINT FILER INFORMATION

Name and Address:	Third Point Ultra Master Fund L.P.
c/o Third Point LLC
390 Park Avenue
New York, NY 10022

Date of Earliest Reported Transaction:	08/19/2014
Issuer and Ticker Symbol:	Enphase Energy, Inc. [ENPH]
Relationship of the Issuer:	10% Owner; Director; Other
Designated Filer:	Daniel S. Loeb

TABLE I INFORMATION

Title of Security:	Common Stock, $0.00001 par value
Transaction Date:	08/19/2014
Transaction Code:	S (1)
Amount of Securities:	144,837
Securities Acquired (A) or Disposed of (D):	D (1)
Price of Security:	$10.269 See Footnote (2) on Form 4
Amount of Securities Beneficially Owned Following Reported Transactions:	730,421
Ownership Form:	D
Nature of Indirect Beneficial Ownership:	See Footnote (3) (4) on Form 4